Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports”, “General Information - Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated July 27, 2020 relating to the financial statements of AB Arizona Portfolio, one of the series constituting AB Municipal Income Fund II, for the year ended May 31, 2020, which is incorporated by reference in this Post-Effective Amendment No. 50 to the Registration Statement (Form N-1A No. 33-60560) of AB Municipal Income Fund II.

/s/ ERNST & YOUNG LLP

New York, New York

March 25, 2021